Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Jennifer Mauer	Investor Contacts:	Peter Dannenbaum
	(908) 740-1801		(908) 740-1037

	Pamela Eisele		Michael DeCarbo
	(267) 305-3558		(908) 740-1807

Merck Announces First-Quarter 2020 Financial Results

•	First-Quarter 2020 Worldwide Sales Were $12.1 Billion, an Increase of 11%; Excluding the Impact from Foreign Exchange, Sales Grew 13%

o	KEYTRUDA Sales Grew 45% to $3.3 Billion; Excluding the Impact from Foreign Exchange, Sales Grew 46%

o	Human Health Vaccines Sales Grew 14% to $2.2 Billion, Including the Effect of Timing; Excluding the Impact from Foreign Exchange, Sales Grew 16%

•	First-Quarter 2020 GAAP EPS Was $1.26; First-Quarter Non-GAAP EPS Was $1.50

•	Company is Active in COVID-19-Related Antiviral and Vaccine Research

•	Due to the Impact of COVID-19, Company Lowers 2020 Full-Year Revenue Range to be Between $46.1 Billion and $48.1 Billion, Including a Negative Impact from Foreign Exchange of Approximately 2.5%

•	Due to the Impact of COVID-19, Company Lowers 2020 Full-Year GAAP EPS Range to be Between $4.12 and $4.32; Lowers 2020 Full-Year Non-GAAP EPS Range to be Between $5.17 and $5.37, Including a Negative Impact from Foreign Exchange of Approximately 3.5%

KENILWORTH, N.J., April 28, 2020 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2020.

“In this challenging and unprecedented time, the quality of our first-quarter performance reflects strong demand for our portfolio of innovative products, continued commercial and clinical execution and the dedication and resilience of our employees around the world. The fundamentals of our business remain strong,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “The COVID-19 global pandemic poses challenges to all of us, including serious threats to the health of people, businesses and economies around the world. Without question, our industry and our company have a unique ability and responsibility to help the world respond to this pandemic by working collaboratively to deliver solutions to coronavirus infection while also maintaining the supply of medically important products to those who need them.”

Financial Summary

	First Quarter
$ in millions, except EPS amount	2020	2019	Change	Change Ex-Exchange
Sales	$12,057	$10,816	11%	13%
GAAP net income[1]	3,219	2,915	10%	13%
Non-GAAP net income that excludes certain items[1,2]*	3,822	3,175	20%	24%
GAAP EPS	1.26	1.12	13%	15%
Non-GAAP EPS that excludes certain items[2]*	1.50	1.22	23%	26%

*Refer to table on page 12.

GAAP (generally accepted accounting principles) earnings per share assuming dilution (EPS) was $1.26 for the first quarter of 2020. Non-GAAP EPS of $1.50 for the first quarter of 2020 excludes acquisition- and divestiture-related costs and restructuring costs.

COVID-19 Update

Overall, in response to the COVID-19 pandemic, Merck is focused on protecting the safety of its employees, ensuring that our supply of medicines and vaccines reach our patients, contributing our scientific expertise to the development of antiviral and vaccine approaches, and supporting health care providers and our communities. In addition, Merck is working diligently to continue its efforts to discover and develop new therapeutics to address society’s unmet medical needs, needs which persist despite the pandemic. Merck remains confident in the fundamental underlying demand for its products and its prospects for long-term growth, though COVID-related disruptions to patients’ ability to access health care providers will cause near-term challenges.

COVID-19 Research:

Building on our experience with antivirals and vaccines, we have embarked upon a broad-based development program for SARS-CoV-2. Merck has teams of scientists researching COVID-19 and assessing our available antiviral candidates and vaccine assets for potential to impact COVID-19. With respect to vaccines, Merck has been thoughtful in selecting proven platforms that have in the past been used to generate vaccines with desirable qualities. We are in advanced discussions with multiple groups, focusing on three different viral vaccine platforms. The details of those collaborations will be announced when the necessary arrangements are finalized. Beyond our search for vaccines, we also are engaged in studying potential antiviral therapies that could be deployed more rapidly. In addition to evaluating compounds in our own laboratories, we have identified programs in other laboratories that could prove beneficial.

1   Net income attributable to Merck & Co., Inc.

2   Merck is providing certain 2020 and 2019 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results and permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using non-GAAP pretax income. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

The company also is engaged with a range of research organizations on collaborative efforts to accelerate the development of medicines and vaccines for COVID-19. Merck announced a new research collaboration with the Institute for Systems Biology to investigate and define the molecular mechanisms of SARS-CoV-2 infection and COVID-19 and identify targets for medicines and vaccines. In addition, we are participating in the NIH-led Accelerating COVID-19 Therapeutic Interventions and Vaccines (ACTIV consortium), a partnership that aims to develop a collaborative framework for prioritizing vaccine and drug candidates, streamlining clinical trials and regulatory processes and/or leveraging assets among all partners to rapidly respond to COVID-19 and future pandemics.

Business and Financial:

In the first quarter, the estimated overall impact of COVID-19 to Merck’s revenue was immaterial. For the full-year 2020, Merck expects an unfavorable impact to revenue of approximately $2.1 billion (excluding the impact of foreign exchange) due to COVID-19, comprised of approximately $1.7 billion for pharmaceuticals and approximately $400 million for Animal Health.

In the first quarter, within our human health business, markets in Asia Pacific, including China, saw a negative impact from social distancing measures and reduced access to health care providers given the earlier prevalence of the virus; whereas other markets, particularly in Europe, saw customers build inventory due to concerns about supply and ability to access health care providers given social distancing measures.

Roughly two-thirds of Merck’s pharmaceutical revenue is comprised of physician-administered products, which, despite strong underlying demand, are being impacted by social distancing measures, fewer well visits and delays in elective surgeries due to COVID-19. These impacts, as well as prioritization of COVID-19 patients at health care providers, are resulting in reduced administration of many of our human health products, in particular for our vaccines as well as KEYTRUDA (pembrolizumab) and IMPLANON/NEXPLANON (etonogestrel implant). The company anticipates reduced demand for its physician-administered products while pandemic-related access measures remain in place. In addition, declines in medical visits and elective surgeries also will have a negative impact on the demand for certain products, including BRIDION (sugammadex).

In our Animal Health business, revenue was positively impacted by approximately $60 million in the first quarter as customers made advance purchases to secure supply for livestock products and BRAVECTO (fluralaner), given the uncertainty related to expanding social distancing measures. The company expects that reduced veterinary visits and decreased protein and milk consumption due to restaurant and school closures will negatively impact the business going forward. Merck also expects that the negative impacts on the economy will have an additional unfavorable effect on its Animal Health business.

Operating expenses were positively impacted in the first quarter by approximately $100 million, primarily driven by lower promotional and selling costs and delayed clinical program spending due to COVID-19. For the full-year 2020, Merck expects a favorable impact to operating expenses of approximately $400 million.

While the company expects to rely on governmental authorities to determine when operations can return to normal and is cognizant that the duration, spread and severity of the outbreak will be critical determinants, for the purposes of the full-year estimates provided above, the company has assumed the majority of the negative impact will be in the second quarter, with a gradual return to normal operations beginning late in the second quarter and extending through the third quarter, with a full return to normal operations in the fourth quarter.

Merck’s financial strength and strong balance sheet is allowing it to continue with its capital allocation priorities, including investing in research and development (R&D) and in growth drivers, investing in manufacturing capacity expansion, paying its dividend and continuing the search for value-enhancing business development. However, given these priorities and the current operating environment, Merck has temporarily suspended its share repurchase program.

Merck’s updated 2020 guidance takes these impacts into consideration.

Clinical Trials:

Driven by our steadfast commitment to patients, we are making every effort to ensure that patients in affected areas who are enrolled in clinical trials are able to continue their treatment and receive appropriate care and monitoring. Conditions are fluid and evolving, but as local conditions allow, we are enrolling patients in ongoing studies, and we are starting new studies.

Manufacturing & Supply:

Continuity of supply of our medicines and vaccines to our patients and customers is a critical priority for Merck. To date, COVID-19 has not had a material impact on the production and supply of Merck’s medicines and vaccines. The company continues to have normal supply levels for most of its products, including KEYTRUDA and GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] / GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), and doubled production capacity for ESMERON (rocuronium bromide), a muscle relaxant used for intubation in certain countries outside the U.S., to address a surge in market demand due to COVID-19. In general, Merck’s total supply chains are 6 to 12 months in length. The company currently believes supply of its medicines and vaccines will remain at normal levels through the pandemic.

Facilities and Employees:

The majority of Merck’s manufacturing plants and clinical supply sites are fully operational, and our laboratories are focused on essential operations. We are implementing steps to ensure business continuity. In many markets, including the U.S., while our offices and laboratories remain open, our colleagues are primarily working from home. In China, most of our offices, laboratories and plants are now open, although some of our office- and laboratory-based colleagues continue to work from home. In many markets, we have paused in-person interactions with health care providers and our field-based employees are working from home, including in the U.S.

Relief Efforts:

In addition to our efforts to ensure continuous supply of our medicines and vaccines to patients, as well as our research efforts aimed at finding a treatment or vaccine, Merck is engaged in several efforts to do our part in addressing the COVID-19 pandemic. We are actively supporting communities in various ways, including through product donations, personal protective equipment (PPE) donations and funding to relief organizations, including the United Nations Foundation’s COVID-19 Solidarity Response Fund in support of the World Health Organization and to the U.S. Centers for Disease Control and Prevention (CDC) Foundation Emergency Response Fund. In the U.S., we provided 800,000 surgical face masks for use as part of urgent efforts to address the outbreaks in New York and New Jersey. Through Merck for Mothers, the company’s global initiative to help end preventable maternal deaths, the company will provide funds to help health systems tackling COVID-19 better meet the needs of pregnant women before, during and following delivery. Recognizing the need for additional health care professionals, including doctors, nurses and medical laboratory technicians, to assist in regions where the virus is spreading, we announced a program to enable our medically trained employees to volunteer their time to aid their communities while maintaining their base pay. We also have taken a number of new steps to support patients in the U.S. who may have lost their jobs and insurance coverage during this crisis. The Merck Patient Assistance program will continue to ensure access to Merck medicines at no cost for eligible patients in the U.S. through a number of changes, which include assessing patients’ real-time financial situations and providing additional assistance with enrollments. In addition, changes to other U.S. access and assistance programs are being made due to the COVID-19 pandemic. We continue to consider other possible ways to support our communities as well as national and local relief efforts.

Oncology Pipeline Highlights

Merck continued to advance the development programs for KEYTRUDA, the company’s anti-PD-1 therapy; Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca; and Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai Co., Ltd. (Eisai), in addition to other notable developments as follows:

•	Merck announced that the pivotal Phase 3 KEYNOTE-355 trial investigating KEYTRUDA in combination with chemotherapy met one of its dual primary endpoints of progression-free survival (PFS) in patients with metastatic triple-negative breast cancer (mTNBC) whose tumors expressed PD-L1 (Combined Positive Score [CPS] ≥10). The trial continues to evaluate the other dual primary endpoint of overall survival (OS).

•	Merck announced that the Phase 3 KEYNOTE-204 trial evaluating KEYTRUDA for the treatment of adult patients with relapsed or refractory classical Hodgkin lymphoma (cHL) met one of its dual primary endpoints of PFS. Per the pre-specified analysis plan, the other dual primary endpoint of OS was not formally tested at this interim analysis; the study continues to evaluate OS.

•	Merck announced that the Phase 3 KEYNOTE-177 trial evaluating first-line treatment of KEYTRUDA in patients with microsatellite instability-high (MSI-H) or mismatch repair deficient (dMMR) unresectable or metastatic colorectal cancer met one of its dual primary endpoints of PFS. The trial continues to evaluate the other dual primary endpoint of OS.

•	Merck announced that the U.S. Food and Drug Administration (FDA) has accepted and granted priority review for a new supplemental Biologics License Application (sBLA) for KEYTRUDA seeking accelerated approval as monotherapy in patients with unresectable or metastatic solid tumors with tissue tumor mutational burden-high (TMB-H) ≥10 mutations/megabase who have progressed following prior treatment and who have no satisfactory alternative treatment options. The application is based in part on results from the Phase 2 KEYNOTE-158 trial. The Prescription Drug User Fee Act (PDUFA) date is June 16, 2020.

•	Merck announced the resubmission of its sBLAs to the FDA seeking to update the dosing frequency for KEYTRUDA to include a 400 mg dose infused over 30 minutes every six weeks (Q6W), in addition to the currently approved dose of 200 mg every three weeks (Q3W). The sBLAs were filed across all adult indications for KEYTRUDA, including monotherapy and combination therapy.

•	Merck announced the U.S. launch of ONTRUZANT (trastuzumab-dttb), a biosimilar of the reference biologic medicine Herceptin, as part of a development and commercialization agreement with Samsung Bioepis.

•	Merck and AstraZenca announced further positive results from the Phase 3 PROfound trial evaluating Lynparza in men with metastatic castration-resistant prostate cancer (mCRPC) who have a homologous recombination repair gene mutation (HRRm) and whose disease had progressed on prior treatment with new hormonal agent (NHA) treatments (e.g. enzalutamide or abiraterone). Results from the trial showed a statistically significant and clinically meaningful improvement in the key secondary endpoint of OS with Lynparza versus enzalutamide or abiraterone in men with mCRPC selected for BRCA1/2 or ATM gene mutations.

•	Merck and AstraZeneca announced that the FDA has approved the kinase inhibitor Koselugo (selumetinib) for the treatment of pediatric patients two years of age and older with neurofibromatosis type 1 (NF1) who have symptomatic, inoperable plexiform neurofibromas.

•	Merck and AstraZeneca announced that the Phase 3 GY004 trial evaluating cediranib, an investigational oral vascular endothelial growth factor receptor (VEGFR) inhibitor, in combination with Lynparza versus platinum-based chemotherapy in patients with platinum-sensitive relapsed ovarian cancer did not meet the primary endpoint of PFS.

Other Pipeline Highlights

•	Merck announced that ERVEBO (Ebola Zaire Vaccine, Live) has been registered by National Health Authorities in six African countries – Democratic Republic of the Congo (DRC), Burundi, Ghana, Guinea, Rwanda and Zambia – with approvals in additional countries in Africa anticipated in the near future.

•	Merck presented results from the Phase 3 VICTORIA study evaluating the efficacy and safety of vericiguat, an investigational soluble guanylate cyclase (sGC) stimulatory being jointly developed with Bayer AG, to treat patients with heart failure with reduced ejection fraction and following a worsening event. Results were presented at the virtual American College of Cardiology’s Annual Scientific Session together with World Congress of Cardiology and published simultaneously in The New England Journal of Medicine.

•	Merck announced that the pivotal Phase 3 trials (COUGH-1 and COUGH-2) evaluating the efficacy and safety of gefapixant, an investigational, orally administered, selective P2X3 receptor antagonist, for the treatment of refractory or unexplained chronic cough met the primary efficacy endpoints for the gefapixant 45 mg twice daily treatment arms. The gefapixant 15 mg twice daily treatment arms did not meet the primary efficacy endpoint in either Phase 3 study.

•	Merck and Pfizer Inc.’s Phase 3 VERTIS CV cardiovascular (CV) outcomes trial for STEGLATRO (ertugliflozin), an oral sodium-glucose cotransporter 2 (SGLT2) inhibitor, achieved its primary endpoint of non-inferiority for major adverse CV events (MACE) compared to placebo in patients with type 2 diabetes mellitus and established atherosclerotic CV disease. MACE was defined as time to the first event of CV death, nonfatal myocardial infarction or nonfatal stroke. The key secondary endpoints of superiority for STEGLATRO versus placebo for time to the composite of CV death or hospitalization for heart failure, CV death alone and the composite of renal death, dialysis/transplant or doubling of serum creatinine from baseline were not met. While not a pre-specified hypothesis for statistical testing, a reduction in hospitalization for heart failure was observed with STEGLATRO. The safety profile of STEGLATRO was consistent with that reported in previous studies. Detailed results of VERTIS CV are scheduled to be presented on June 16, 2020 at the virtual American Diabetes Association’s 80th Scientific Sessions.

Corporate Developments

•	Merck announced that Organon & Co. (Organon) will be the name of the new company to be created through the intended spinoff of its women’s health, trusted legacy brands and biosimilars businesses. We remain fully committed to our spinoff transaction, and we believe we are on track for completion in the first half of 2021.

•	Merck announced today its intention to consolidate our New Jersey campuses into a single New Jersey headquarters location in Rahway by the end of 2023.

First-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of animal health products.

	First Quarter
$ in millions	2020	2019	Change	Change Ex-Exchange
Total Sales	$12,057	$10,816	11%	13%
Pharmaceutical	10,655	9,663	10%	12%
KEYTRUDA	3,284	2,269	45%	46%
JANUVIA / JANUMET	1,277	1,354	-6%	-4%
GARDASIL / GARDASIL 9	1,097	838	31%	33%
PROQUAD, M-M-R II and VARIVAX	435	496	-12%	-12%
BRIDION	299	255	17%	19%
PNEUMOVAX 23	256	185	39%	40%
ISENTRESS / ISENTRESS HD	245	255	-4%	-2%
ROTATEQ	222	211	5%	6%
SIMPONI	215	208	3%	7%
ZETIA / VYTORIN	198	238	-17%	-15%
Animal Health	1,214	1,025	18%	21%
Livestock	739	611	21%	24%
Companion Animals	475	414	15%	17%
Other Revenues	188	128	47%	33%

Pharmaceutical Revenue

First-quarter pharmaceutical sales increased 10% to $10.7 billion, excluding the unfavorable effect from foreign exchange, sales grew 12%. The increase was driven primarily by growth in oncology and vaccines, partially offset by the ongoing impacts of the loss of market exclusivity for several products.

Growth in oncology was largely driven by higher sales of KEYTRUDA, which grew 45% to $3.3 billion for the quarter, reflecting strong momentum from the non-small cell lung cancer (NSCLC) indications as well as continued uptake in other indications, including renal cell carcinoma (RCC) and adjuvant melanoma. Additionally, oncology sales reflect alliance revenue of $145 million related to Lynparza and $128 million related to Lenvima, representing Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

Growth in vaccines in the first quarter was driven by higher sales of GARDASIL/GARDASIL 9 reflecting timing of shipments of approximately $120 million in China, timing of public sector purchases of approximately $70 million in the U.S., higher demand in China and Europe as well as pricing in the U.S. Growth was partially offset by the unfavorable effects of COVID-19 in certain markets, particularly in the U.S. and Hong Kong.

Growth in vaccines also was driven by PNEUMOVAX 23 (pneumococcal vaccine polyvalent), a vaccine to help prevent pneumococcal disease, reflecting higher demand in the U.S. and Europe primarily due to the COVID-19 pandemic.

Growth in vaccines was partially offset by lower sales of the pediatric vaccines VARIVAX (Varicella Virus Vaccine Live), a vaccine to help prevent chickenpox; and M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live), a vaccine to help prevent measles, mumps and rubella, primarily reflecting lower demand and the timing of government tenders in Latin America. As previously disclosed, Merck expects that full-year 2020 sales of VARIVAX will be lower than the prior year due in part to the timing of government tenders in select Latin American markets and that full-year 2020 U.S. sales of M-M-R II will be lower than the prior year driven by a decline in expected demand related to fewer measles outbreaks.

Performance in hospital acute care reflects higher demand globally, particularly in the U.S., for BRIDION, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery, although the company anticipates demand will be negatively affected by reductions in elective surgeries due to COVID-19; and the ongoing launch of PREVYMIS (letermovir), a medicine for prophylaxis (prevention) of cytomegalovirus (CMV) infection and disease in adult CMV-seropositive recipients of an allogeneic hematopoietic stem cell transplant.

Pharmaceutical sales growth for the quarter was partially offset by the ongoing impacts from the loss of market exclusivity, including for NUVARING (etonogestrel/ethinyl estradiol vaginal ring), NOXAFIL (posaconazole), EMEND (aprepitant), VYTORIN (ezetimibe/simvastatin), CUBICIN (daptomycin) and REMICADE (infliximab). In addition, the decline in sales of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCI) reflects continued pricing pressure in the U.S.

Animal Health Revenue

Animal Health sales totaled $1.2 billion for the first quarter of 2020, an increase of 18% compared with the first quarter of 2019; excluding the unfavorable effect from foreign exchange, Animal Health sales grew 21%. Growth in livestock products was due to the products acquired in the prior year Antelliq Corporation acquisition and COVID-19-related buy-in as described above. Growth in companion animal products was driven largely by demand for the BRAVECTO line of products for parasitic control due in part to COVID-19-related buy-in.

First-Quarter Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture-Related Costs[3]	Restructuring Costs	Non-GAAP[2]
First-Quarter 2020
Cost of sales	$3,312	$296	$68	$2,948
Selling, general and administrative	2,555	278	11	2,266
Research and development	2,209	37	17	2,155
Restructuring costs	72	–	72	–
Other (income) expense, net	71	(11)	–	82

First-Quarter 2019
Cost of sales	$3,052	$413	$34	$2,605
Selling, general and administrative	2,425	(1)	–	2,426
Research and development	1,931	(31)	–	1,962
Restructuring costs	153	–	153	–
Other (income) expense, net	188	167	–	21

GAAP Expense, EPS and Related Information

Gross margin was 72.5% for the first quarter of 2020 compared to 71.8% for the first quarter of 2019. The increase reflects favorable product mix and lower acquisition- and divestiture-related costs, partially offset by the unfavorable effects of royalties, manufacturing variances, pricing pressure, inventory write-offs, foreign exchange and restructuring costs.

Selling, general and administrative expenses were $2.6 billion in the first quarter of 2020, an increase of 5% compared to the first quarter of 2019. The increase primarily reflects higher acquisition- and divestiture-related costs, including costs related to the company’s planned spinoff of Organon, partially offset by lower promotion, selling and administrative costs due in part to the COVID-19 pandemic and the favorable effects of foreign exchange.

Research and development expenses were $2.2 billion in the first quarter of 2020, an increase of 14% compared with the first quarter of 2019. The increase was primarily driven by higher expenses related to clinical development, increased investment in discovery research and early drug development and higher licensing costs, partially offset by program and project delays and less travel and meetings due to the COVID-19 pandemic.

Other (income) expense, net, was $71 million of expense in the first quarter of 2020 compared to $188 million of expense in the first quarter of 2019, primarily reflecting income from investments in equity securities in 2020 compared with losses in 2019 and lower impairment charges, partially offset by higher net interest expense in 2020.

3 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

The effective income tax rate was 16.1% for the first quarter of 2020.

GAAP EPS was $1.26 for the first quarter of 2020 compared with $1.12 for the first quarter of 2019.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 75.5% for the first quarter of 2020 compared to 75.9% for the first quarter of 2019. The decrease in non-GAAP gross margin reflects the unfavorable effects of royalties, manufacturing variances, pricing pressure, inventory write-offs and foreign exchange, partially offset by favorable product mix.

Non-GAAP selling, general and administrative expenses were $2.3 billion in the first quarter of 2020, a decrease of 7% compared to the first quarter of 2019. The decrease primarily reflects lower promotion, selling and administrative costs due in part to the COVID-19 pandemic and the favorable effects of foreign exchange.

Non-GAAP R&D expenses were $2.2 billion in the first quarter of 2020, a 10% increase compared to the first quarter of 2019. The increase primarily reflects higher expenses related to clinical development, increased investment in discovery research and early drug development and higher licensing costs, partially offset by program and project delays and less travel and meetings due to the COVID-19 pandemic.

Non-GAAP other (income) expense, net, was $82 million of expense in the first quarter of 2020 compared to $21 million of expense in the first quarter of 2019, primarily reflecting higher net interest expense, partially offset by income from investments in equity securities in 2020 compared with losses in 2019.

The non-GAAP effective income tax rate was 17.0% for the first quarter of 2020.

Non-GAAP EPS was $1.50 for the first quarter of 2020 compared with $1.22 for the first quarter of 2019.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2020	2019
EPS
GAAP EPS	$1.26	$1.12
Difference	0.24	0.10
Non-GAAP EPS that excludes items listed below[2]	$1.50	$1.22

Net Income
GAAP net income[1]	$3,219	$2,915
Difference	603	260
Non-GAAP net income that excludes items listed below[1,2]	$3,822	$3,175

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[3]	$600	$548
Restructuring costs	168	187
Net decrease (increase) in income before taxes	768	735
Income tax (benefit) expense[4]	(165)	(422)
Acquisition- and divestiture-related costs attributable to non-controlling interests	–	(53)
Decrease (increase) in net income	$603	$260

Financial Outlook

The full-year updated guidance that Merck is providing below includes the impact from the COVID-19 pandemic and the negative impact of foreign exchange, which is expected to be partially offset by the favorability from underlying business strength. While the company expects to rely on governmental authorities to determine when operations can return to normal and is cognizant that the duration, spread and severity of the outbreak will be critical determinants, for the purposes of the full-year 2020 guidance estimates, the company has assumed the majority of the negative impact will be in the second quarter, with a gradual return to normal operations beginning late in the second quarter and extending through the third quarter, with a full return to normal operations in the fourth quarter.

Merck lowered its full-year 2020 revenue range to be between $46.1 billion and $48.1 billion, including a negative impact from foreign exchange of approximately 2.5% at mid-April exchange rates.

Merck lowered its full-year 2020 GAAP EPS to be between $4.12 and $4.32. Merck lowered its full-year 2020 non-GAAP EPS to be between $5.17 and $5.37, including a negative impact from foreign exchange of approximately 3.5% at mid-April exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs and costs related to restructuring programs.

4 Includes the estimated tax impact on the reconciling items. In addition, amount for 2019 includes a $360 million net tax benefit related to the settlement of certain federal income tax matters and a $67 million tax charge related to the finalization of treasury regulations for the Tax Cuts and Jobs Act of 2017.

The following table summarizes the company’s full-year 2020 financial guidance.

	GAAP	Non-GAAP[2]
Revenue	$46.1 to $48.1 billion	$46.1 to $48.1 billion*
Operating expenses	Lower than 2019 by a low-single-digit rate	Lower than 2019 by a low-single-digit rate
Effective tax rate	16.5% to 17.5%	17% to 18%
EPS**	$4.12 to $4.32	$5.17 to $5.37

*The company does not have any non-GAAP adjustments to revenue.

**EPS guidance for 2020 assumes a share count (assuming dilution) of approximately 2.54 billion shares.

A reconciliation of anticipated 2020 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2020
GAAP EPS	$4.12 to $4.32
Difference	1.05
Non-GAAP EPS that excludes items listed below[2]	$5.17 to $5.37

Acquisition- and divestiture-related costs	$2,500
Restructuring costs	800
Net decrease (increase) in income before taxes	3,300
Estimated income tax (benefit) expense	(640)
Decrease (increase) in net income	$2,660

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at https://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call (833) 353-0277 or toll free (469) 886-1947 and using ID code number 4589375. Members of the media are invited to monitor the call by dialing (833) 353-0277 or toll free (469) 886-1947 and using ID code number 4589375. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than 125 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2019 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q20	1Q19	% Change
Sales	$12,057	$10,816	11%

Costs, Expenses and Other
Cost of sales (1)	3,312	3,052	9%
Selling, general and administrative (1)	2,555	2,425	5%
Research and development (1)	2,209	1,931	14%
Restructuring costs (2)	72	153	-53%
Other (income) expense, net (1)	71	188	-62%
Income Before Taxes	3,838	3,067	25%
Taxes on Income (1)	619	205
Net Income	3,219	2,862	12%
Less: Net Loss Attributable to Noncontrolling Interests (1)	-	(53)
Net Income Attributable to Merck & Co., Inc.	$3,219	$2,915	10%
Earnings per Common Share Assuming Dilution	$1.26	$1.12	13%

Average Shares Outstanding Assuming Dilution	2,547	2,603
Tax Rate (3)	16.1%	6.7%

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company's formal restructuring programs.

(3) The effective income tax rate for the first quarter of 2019 reflects a net tax benefit of $360 million related to the settlement of certain federal income tax matters.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2020

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Adjustment Subtotal	Non-GAAP
Cost of sales	$3,312	296		68		364	$2,948
Selling, general and administrative	2,555	278		11		289	2,266
Research and development	2,209	37		17		54	2,155
Restructuring costs	72			72		72	-
Other (income) expense, net	71	(11)				(11)	82
Income Before Taxes	3,838	(600)		(168)		(768)	4,606
Income Tax Provision (Benefit)	619	(158	)(3)	(7	)(3)	(165)	784
Net Income	3,219	(442)		(161)		(603)	3,822
Net Income Attributable to Merck & Co., Inc.	3,219	(442)		(161)		(603)	3,822
Earnings per Common Share Assuming Dilution	$1.26	(0.18)		(0.06)		(0.24)	$1.50

Tax Rate	16.1%						17.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using non-GAAP pretax income. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions. Amounts included in selling, general and administrative expenses reflect approximately $165 million of expenses related to the company's planned spin-off of Organon & Co., approximately $95 million of costs related to the acquisition of ArQule, Inc., and other acquisition and divestiture-related costs. Amounts included in research and development expenses primarily reflect expenses related to a net increase in the estimated fair value measurement of liabilities for contingent consideration. Amounts included in other (income) expense, net primarily reflect royalty income, partially offset by an increase in the estimated fair value measurement of liabilities for contingent consideration related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2020	2019					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$12,057	$10,816	$11,760	$12,397	$11,868	$46,840	11	13
PHARMACEUTICAL	10,655	9,663	10,460	11,095	10,533	41,751	10	12
Oncology
Keytruda	3,284	2,269	2,634	3,070	3,111	11,084	45	46
Alliance Revenue – Lynparza (2)	145	79	111	123	132	444	84	86
Alliance Revenue – Lenvima (2)	128	74	97	109	124	404	72	73
Emend	43	117	121	98	53	388	-63	-63
Vaccines (3)
Gardasil / Gardasil 9	1,097	838	886	1,320	693	3,737	31	33
ProQuad / M-M-R II / Varivax	435	496	675	623	481	2,275	-12	-12
Pneumovax 23	256	185	170	237	334	926	39	40
RotaTeq	222	211	172	180	227	791	5	6
Vaqta	60	47	58	62	71	238	28	31
Hospital Acute Care
Bridion	299	255	278	284	313	1,131	17	19
Noxafil	94	190	193	177	103	662	-50	-49
Invanz	64	72	78	57	57	263	-10	-7
Prevymis	60	32	38	45	50	165	88	90
Cancidas	55	61	67	62	58	249	-10	-8
Primaxin	51	59	71	77	67	273	-13	-11
Cubicin	46	88	67	52	50	257	-48	-46
Zerbaxa	37	26	27	35	32	121	40	42
Immunology
Simponi	215	208	214	203	205	830	3	7
Remicade	88	123	98	101	89	411	-28	-27
Neuroscience
Belsomra	79	67	76	80	83	306	18	18
Virology
Isentress / Isentress HD	245	255	247	250	223	975	-4	-2
Zepatier	55	114	108	83	66	370	-52	-51
Cardiovascular
Zetia	145	140	156	147	146	590	3	4
Vytorin	53	97	76	57	54	285	-45	-44
Atozet	122	94	92	97	108	391	30	34
Adempas (4)	56	48	53	57	57	215	18	20
Alliance Revenue - Adempas (5)	53	42	51	50	60	204	26	26
Diabetes (6)
Januvia	774	824	908	807	943	3,482	-6	-5
Janumet	503	530	533	503	475	2,041	-5	-3
Women's Health
Implanon / Nexplanon	195	199	183	199	206	787	-2	-1
NuvaRing	63	219	240	241	179	879	-71	-71
Diversified Brands
Singulair	155	191	160	152	195	698	-19	-17
Cozaar / Hyzaar	102	103	109	116	113	442	-1	1
Nasonex	71	96	72	58	67	293	-26	-25
Arcoxia	70	75	75	72	67	288	-6	-4
Follistim AQ	41	57	63	62	58	241	-28	-27
Other Pharmaceutical (7)	1,194	1,082	1,203	1,149	1,183	4,615	10	12
ANIMAL HEALTH	1,214	1,025	1,124	1,122	1,122	4,393	18	21
Livestock	739	611	671	726	777	2,784	21	24
Companion Animals	475	414	453	396	345	1,609	15	17
Other Revenues (8)	188	128	176	180	213	696	47	33

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Total Vaccines sales were $2,155 million in the first quarter of 2020 and $1,887 million, $2,037 million, $2,517 million and $1,928 million for the first, second, third and fourth quarters of 2019, respectively.

(4) Net product sales in Merck's marketing territories.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Total Diabetes sales were $1,353 million in the first quarter of 2020 and $1,402 million, $1,480 million, $1,360 million and $1,472 million for the first, second, third and fourth quarters of 2019, respectively.

(7) Includes Pharmaceutical products not individually shown above.

(8) Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.